Exhibit 99.1
FOR IMMEDIATE RELEASE
AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2024

Company to Host Quarterly Conference Call at 5:00 P.M. ET on February 27, 2025
The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

St. Petersburg, FL - February 27, 2025: American Coastal Insurance Corporation (Nasdaq: ACIC) ("ACIC" or the "Company"), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2024.

($ in thousands, except for per share data)	Three Months Ended			Year Ended
	December 31,			December 31,
	2024	2023	Change	2024	2023	Change
Gross premiums written	$140,739	$128,260	9.7%	$647,805	$635,709	1.9%
Gross premiums earned	162,710	159,094	2.3	638,608	604,683	5.6
Net premiums earned	73,492	49,141	49.6	273,990	262,060	4.6
Total revenue	79,267	51,251	54.7	296,657	264,400	12.2
Income from continuing operations, net of tax	5,868	17,380	(66.2)	76,319	85,204	(10.4)
Income (loss) from discontinued operations, net of tax	(922)	(3,096)	70.2	(601)	224,707	NM
Consolidated net income	$4,946	$14,284	(65.4)%	$75,718	$309,911	NM

Net income available to ACIC stockholders per diluted share
Continuing Operations	$0.12	$0.38	(68.4)%	$1.55	$1.92	(19.3)%
Discontinued Operations	$(0.02)	$(0.07)	71.4	(0.01)	5.06	NM
Total	$0.10	$0.31	(67.7)%	$1.54	$6.98	NM

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets and goodwill impairment	$608	$811	(25.0)%	$2,639	$3,247	(18.7)%
Less: Income (loss) from discontinued operations, net of tax	(922)	(3,096)	70.2	(601)	224,707	NM
Less: Net realized losses on investment portfolio	—	(2)	NM	(124)	(6,789)	98.2
Less: Unrealized gains on equity securities	454	22	NM	1,996	814	NM
Less: Net tax impact (1)	32	166	(80.7)%	161	1,937	(91.7)
Core income(2)	5,990	18,005	(66.7)	76,925	92,489	(16.8)
Core income per diluted share (2)	$0.12	$0.39	(69.2)%	$1.56	$2.08	(25.0)%

Book value per share				$4.89	$3.61	35.5%
NM = Not Meaningful
(1) In order to reconcile net income to the core income measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.
(2) Core income and core income per diluted share, both of which are measures that are not based on generally accepted accounting principles ("GAAP"), are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

Comments from Chief Executive Officer, B. Bradford Martz:

“American Coastal, our insurance subsidiary, remains a leader in the Florida commercial residential market. The Company remained profitable in the 2024 fourth quarter with a combined ratio of 91.9%, despite the devastating impact and full catastrophe retention from Hurricane Milton, leading to a 67.5% combined ratio for the full year. This underscores the strength of our reinsurance strategy in safeguarding our balance sheet while mitigating the financial impact of catastrophic events.

Furthermore, American Coastal’s written premium increased 9.7% from the prior year fourth quarter and renewal retention remained steady. In December, we announced the launch of our apartment program, and, to date, we have received hundreds of high-quality submissions from our six broker partners, affirming the strong demand for American Coastal’s products.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Income from continuing operations, net of tax	$5,868	$17,380	$76,319	$85,204
Return on equity based on GAAP income from continuing operations, net of tax (1)	10.4%	98.6%	33.7%	120.8%

Income (loss) from discontinued operations, net of tax	$(922)	$(3,096)	$(601)	$224,707
Return on equity based on GAAP income (loss) from discontinued operations, net of tax (1)	(1.6)%	(17.6)%	(0.3)%	NM

Consolidated net income	$4,946	$14,284	$75,718	$309,911
Return on equity based on GAAP net income (1)	8.7%	81.0%	33.5%	NM

Core income	$5,990	$18,005	$76,925	$92,489
Core return on equity (1)(2)	10.6%	102.1%	34.0%	131.1%
(1) Return on equity for the three months and years ended December 31, 2024 and 2023 is calculated on an annualized basis by dividing the net income or core income for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income, which is reconciled on the first page of this press release to net income, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio on a consolidated basis and attributable to Interboro Insurance Company ("IIC"), now captured within discontinued operations, are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2024	2023	Change		2024	2023	Change
Consolidated
Loss ratio, net(1)	40.5%	13.7%	26.8	pts	25.3%	17.8%	7.5	pts
Expense ratio, net(2)	51.4%	46.2%	5.2	pts	42.2%	43.1%	(0.9)	pts
Combined ratio (CR)(3)	91.9%	59.9%	32.0	pts	67.5%	60.9%	6.6	pts
Effect of current year catastrophe losses on CR	27.8%	(0.8)%	28.6	pts	9.3%	4.9%	4.4	pts
Effect of prior year favorable development on CR	(1.8)%	(3.0)%	1.2	pts	(1.4)%	(4.9)%	3.5	pts
Underlying combined ratio(4)	65.9%	63.7%	2.2	pts	59.6%	60.9%	(1.3)	pts

IIC
Loss ratio, net(1)	73.4%	78.5%	(5.1)	pts	71.2%	81.6%	(10.4)	pts
Expense ratio, net(2)	47.1%	39.0%	8.1	pts	43.4%	50.8%	(7.4)	pts
Combined ratio (CR)(3)	120.5%	117.5%	3.0	pts	114.6%	132.4%	(17.8)	pts
Effect of current year catastrophe losses on CR	0.8%	10.6%	(9.8)	pts	4.1%	12.6%	(8.5)	pts
Effect of prior year favorable development on CR	(0.7)%	13.2%	(13.9)	pts	(3.6)%	2.0%	(5.6)	pts
Underlying combined ratio(4)	120.4%	93.7%	26.7	pts	114.1%	117.8%	(3.7)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses ("LAE"), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses, less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2024	2023	Change		2024	2023	Change
Loss and LAE	$29,794	$6,710	$23,084		$69,319	$46,678	$22,641
% of Gross earned premiums	18.3%	4.2%	14.1	pts	10.9%	7.7%	3.2	pts
% of Net earned premiums	40.5%	13.7%	26.8	pts	25.3%	17.8%	7.5	pts
Less:
Current year catastrophe losses	$20,405	$(406)	$20,811		$25,561	$12,783	$12,778
Prior year reserve favorable development	(1,325)	(1,482)	157		(3,704)	(12,694)	8,990
Underlying loss and LAE (1)	$10,714	$8,598	$2,116		$47,462	$46,589	$873
% of Gross earned premiums	6.6%	5.4%	1.2	pts	7.4%	7.7%	(0.3)	pts
% of Net earned premiums	14.5%	17.5%	(3.0)	pts	17.3%	17.8%	(0.5)	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2024	2023	Change		2024	2023	Change
Policy acquisition costs	$26,514	$13,138	$13,376		$70,990	$75,436	$(4,446)
General and administrative	11,277	9,561	1,716		44,756	37,559	7,197
Total Operating Expenses	$37,791	$22,699	$15,092		$115,746	$112,995	$2,751
% of Gross earned premiums	23.2%	14.3%	8.9	pts	18.1%	18.7%	(0.6)	pts
% of Net earned premiums	51.4%	46.2%	5.2	pts	42.2%	43.1%	(0.9)	pts

Exhibit 99.1
Quarterly Financial Results
Net income for the fourth quarter of 2024 was $4.9 million, or $0.10 per diluted share, compared to $14.3 million, or $0.31 per diluted share, for the fourth quarter of 2023. Of this income, $5.9 million is attributable to continuing operations for the three months ended December 31, 2024, a decrease of $11.5 million from net income of $17.4 million for the same period in 2023. Quarter-over-quarter revenues increased, driven by a decrease in ceded premiums earned, and an increase in gross premiums earned and net investment income. This was offset by increased expenses quarter-over-quarter, driven by an increase in loss and LAE and policy acquisition costs, as described below. The Company's loss from discontinued operations, also contributed to this change in net income, with the loss decreasing $2.2 million quarter-over-quarter, as the deconsolidation of the Company's former subsidiary, United Property and Casualty Insurance Company ("UPC"), is not impacting the Company in 2024.

The Company's total gross written premium increased $12.5 million, or 9.7%, to $140.7 million for the fourth quarter of 2024, from $128.3 million for the fourth quarter of 2023. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by state and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended December 31,
	2024	2023	Change $	Change %
Direct Written and Assumed Premium by State
Florida	$135,661	$128,260	$7,401	5.8%
New York	—	—	—	—
Total direct written premium by state	135,661	128,260	7,401	5.8
Assumed premium	5,078	—	5,078	100.0
Total gross written premium by state	$140,739	$128,260	$12,479	9.7%

Gross Written Premium by Line of Business
Commercial property	$140,739	$128,260	$12,479	9.7%
Personal property	—	—	—	—
Total gross written premium by line of business	$140,739	$128,260	$12,479	9.7%

Loss and LAE increased by $23.1 million, or 344.8%, to $29.8 million for the fourth quarter of 2024, from $6.7 million for the fourth quarter of 2023. Loss and LAE expense as a percentage of net earned premiums increased 26.8 points to 40.5% for the fourth quarter of 2024, compared to 13.7% for the fourth quarter of 2023. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the fourth quarter of 2024 would have been 6.6%, a 1.2 point increase from the fourth quarter of 2023.

Policy acquisition costs increased by $13.4 million, or 102.3%, to $26.5 million for the fourth quarter of 2024, from $13.1 million for the fourth quarter of 2023, primarily due to a decrease in reinsurance commission income attributable to the change in our quota share reinsurance cession rate from 40% to 20% effective June 1, 2024. In addition, our management fees attributable to our commercial property premiums increased as the result of additional premiums written quarter-over-quarter.

General and administrative expenses increased by $1.7 million, or 17.7%, to $11.3 million for the fourth quarter of 2024, from $9.6 million for the fourth quarter of 2023, driven by increased overhead costs, such as amortization of capitalized software, equipment costs and salaries, and external spend for audit, actuarial and legal services.

IIC Quarterly Results Highlights

Net loss attributable to IIC totaled $633 thousand for the fourth quarter of 2024 compared to a net loss of $274 thousand for the fourth quarter of 2023. Drivers of the quarter-over-quarter increase included: an increase in general and administrative expenses of $406 thousand as the result of increased costs such as software licensing costs and salary expenses, offset by increased revenues of $355 thousand, which were driven by an increase in gross earned premiums of $1.4 million, offset by increased ceded premiums earned of $1.0 million.

Exhibit 99.1

Annual Financial Results
Net income attributable to the Company for the year ended December 31, 2024 was $75.7 million, or $1.54 per diluted share, compared to net income of $309.9 million, or $6.98 per diluted share, for the year ended December 31, 2023. Drivers of net income during 2024 included increased gross premiums earned partially offset by increased ceded premiums earned. Net investment income also increased, driving additional total revenues year-over-year. This increase in revenue was offset by increased expenses year-over-year, driven by increases in losses and LAE incurred and general and administrative expenses, partially offset by decreased policy acquisition costs. During 2024, the Company experienced a net loss attributable to discontinued operations of $601 thousand, compared to $224.7 million of net income attributable to discontinued operations during 2023, as the deconsolidation of the Company's former subsidiary, UPC, is not impacting the Company in 2024.

The Company's total gross written premium increased by $12.1 million, or 1.9%, to $647.8 million for the year ended December 31, 2024, from $635.7 million for the year ended December 31, 2023. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by state and gross written premium by line of business are shown in the table below.

($ in thousands)	Year Ended December 31,
	2024	2023	Change $	Change %
Direct Written and Assumed Premium by State (1)
Florida	$642,727	$635,602	$7,125	1.1%
New York	—	—	—	—
Texas	—	(9)	9	(100.0)
Total direct written premium by state	642,727	635,593	7,134	1.1
Assumed premium (2)	5,078	116	4,962	4,277.6
Total gross written premium by state	$647,805	$635,709	$12,096	1.9%

Gross Written Premium by Line of Business
Commercial property	$647,805	$635,709	$12,096	1.9%
Personal property	—	—	—	—
Total gross written premium by line of business	$647,805	$635,709	$12,096	1.9%
(1) The Company ceased writing in Texas as of May 31, 2022.
(2) Assumed premium written for 2023 and 2024 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $22.6 million, or 48.4%, to $69.3 million for the year ended December 31, 2024, from $46.7 million for the year ended December 31, 2023. Loss and LAE expense as a percentage of net earned premiums increased 7.5 points to 25.3% for the year ended December 31, 2024, compared to 17.8% for the year ended December 31, 2023. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the year ended December 31, 2024, would have been 7.4%, a decrease of 0.3 points from 7.7% for the year ended December 31, 2023.

Policy acquisition costs decreased by $4.4 million, or 5.9%, to $71.0 million for the year ended December 31, 2024, from $75.4 million for the year ended December 31, 2023, primarily due to an increase in ceding commission income as the result of the Company including quota share reinsurance coverage in their core catastrophe reinsurance programs beginning June 1, 2023. This resulted in ceding commission income for the full year ended December 31, 2024, compared to only seven months of the year ended December 31, 2023. This was partially offset by increased external management fees and premium taxes related to the Company's increased commercial lines gross written premium.

General and administrative expenses increased by $7.2 million, or 19.1%, to $44.8 million for the year ended December 31, 2024, from $37.6 million for the year ended December 31, 2023, driven by increased overhead costs, such as amortization of capitalized software and salaries, as well as external spend for audit, actuarial and legal services.

Exhibit 99.1
IIC Annual Results Highlights

Net loss attributable to IIC totaled $1.3 million for the year ended December 31, 2024, compared to a net loss of $3.0 million for the year ended December 31, 2023. Drivers of the year-over-year decreased loss included: an increase in net premiums earned of $6.5 million, driven by an increase in gross premiums earned of $5.1 million, while ceded premiums earned decreased $1.4 million. This was partially offset by increased expenses of $3.9 million, driven by an increase in loss and LAE incurred of $2.6 million, which was driven by current year non-catastrophe losses, and an increase in general and administrative expenses of $853 thousand as the result of increased costs, such as software licensing costs and salary expenses. IIC's policy acquisition costs also increased $426 thousand, driven by the increase in premiums described above.

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the fourth quarter of 2024 and 2023 were as follows:

	2024	2023
Non-at-Risk	(0.3)%	(0.2)%
Quota Share	(16.2)%	(31.4)%
All Other	(38.3)%	(37.4)%
Total Ceding Ratio	(54.8)%	(69.0)%

Ceded premiums earned related to the Company's catastrophe excess of loss contracts remained relatively flat quarter-over-quarter. The Company's utilization of quota share reinsurance coverage resulted in less excess of loss coverage needed for the 2023-2024 catastrophe year; however, the cost savings associated with this reduction in necessary coverage were offset by rate increases on catastrophe excess of loss coverage for the same period. This utilization of quota share reinsurance coverage increased the Company's ceding ratio overall during 2023. Effective June 1, 2024, the Company decreased its quota share reinsurance coverage from 40% to 20%, lowering the Company's quota share ceding ratio and overall ceding ratio.

Reinsurance costs as a percentage of gross earned premium in the fourth quarter of 2024 and 2023 for IIC, captured within discontinued operations, were as follows:

	IIC
	2024	2023
Non-at-Risk	(2.4)%	(2.7)%
Quota Share	—%	—%
All Other	(28.4)%	(20.9)%
Total Ceding Ratio	(30.8)%	(23.6)%

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased from $311.9 million at December 31, 2023, to $540.8 million at December 31, 2024. This increase is driven by positive cash flows from operations. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and investment grade money market instruments. Fixed maturities represented approximately 82.3% of total investments at December 31, 2024, compared to 89.4% of total investments at December 31, 2023. The Company's fixed maturity investments had a modified duration of 2.2 years at December 31, 2024, compared to 3.4 years at December 31, 2023.

Exhibit 99.1
Book Value Analysis

Book value per common share increased 35.5% from $3.61 at December 31, 2023, to $4.89 at December 31, 2024. Underlying book value per common share increased 31.2% from $3.97 at December 31, 2023, to $5.21 at December 31, 2024. An increase in the Company's retained earnings as a result of net income for the year ended December 31, 2024, drove the increase in the Company's book value per share. As shown in the table below, removing the effect of Accumulated Other Comprehensive Income ("AOCI"), caused by capital market conditions, increases the Company's book value per common share at December 31, 2024.

($ in thousands, except for share and per share data)	December 31, 2024	December 31, 2023

Book Value per Share
Numerator:
Common stockholders' equity	$235,660	$168,765
Denominator:
Total Shares Outstanding	48,204,962	46,777,006
Book Value Per Common Share	$4.89	$3.61

Book Value per Share, Excluding the Impact of AOCI
Numerator:
Common stockholders' equity	$235,660	$168,765
Less: Accumulated other comprehensive loss	(15,666)	(17,137)
Stockholders' Equity, excluding AOCI	$251,326	$185,902
Denominator:
Total Shares Outstanding	48,204,962	46,777,006
Underlying Book Value Per Common Share(1)	$5.21	$3.97
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Conference Call Details

Date and Time:    February 27, 2025 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to https://investors.amcoastal.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1705069&tp_key=6c7e737025

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, and apartments in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned a Financial Stability Rating of “A”, "Exceptional" from Demotech, and maintains an “A-” insurance financial strength rating with a Stable outlook by Kroll. ACIC maintains a ‘BB+’ issuer rating with a Stable outlook by Kroll.

Contact Information:
Alexander Baty
Vice President, Finance & Investor Relations, American Coastal Insurance Corp.
investorrelations@amcoastal.com
(727) 425-8076

Karin Daly
Investor Relations, Vice President, The Equity Group
kdaly@equityny.com
(212) 836-9623

Exhibit 99.1
Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus

Exhibit 99.1
dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Discontinued Operations

On May 9, 2024, the Company entered into the Sale Agreement with Forza Insurance Holdings, LLC ("Forza") in which ACIC will sell and Forza will acquire 100% of the issued and outstanding stock of the Company's subsidiary, IIC. Forza's application to acquire IIC was approved by the New York Department of Financial Services on February 13, 2025. The Company and Forza have agreed to close on April 1, 2025.

In addition, on February 27, 2023, the Florida Department of Financial Services was appointed as receiver of the Company's former subsidiary, UPC. As such, prior year financial results and Consolidated Balance Sheet components have been reclassified to reflect continuing and discontinued operations appropriately.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1
Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
REVENUE:
Gross premiums written	$140,739	$128,260	$647,805	$635,709
Change in gross unearned premiums	21,971	30,834	(9,197)	(31,026)
Gross premiums earned	162,710	159,094	638,608	604,683
Ceded premiums earned	(89,218)	(109,953)	(364,618)	(342,623)
Net premiums earned	73,492	49,141	273,990	262,060
Net investment income	5,321	2,075	20,795	8,300
Net realized investment losses	—	(2)	(124)	(6,789)
Net unrealized gains on equity securities	454	22	1,996	814
Other revenue	—	15	—	15
Total revenues	$79,267	$51,251	$296,657	$264,400
EXPENSES:
Losses and loss adjustment expenses	29,794	6,710	69,319	46,678
Policy acquisition costs	26,514	13,138	70,990	75,436
General and administrative expenses	11,277	9,561	44,756	37,559
Interest expense	2,784	2,719	11,996	10,875
Total expenses	70,369	32,128	197,061	170,548
Income before other income	8,898	19,123	99,596	93,852
Other income (loss)	(11)	1,071	2,063	2,228
Income before income taxes	8,887	20,194	101,659	96,080
Provision for income taxes	3,019	2,814	25,340	10,876
Income from continuing operations, net of tax	$5,868	$17,380	$76,319	$85,204
Income (loss) from discontinued operations, net of tax	(922)	(3,096)	(601)	224,707
Net income	$4,946	$14,284	$75,718	$309,911
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(4,049)	6,696	3,355	5,998
Reclassification adjustment for net realized investment losses	—	2	124	6,808
Income tax benefit related to items of other comprehensive income	—	—	—	—
Total comprehensive income	$897	$20,982	$79,197	$322,717

Weighted average shares outstanding
Basic	48,095,488	44,713,148	47,831,412	43,596,432
Diluted	49,589,458	45,712,715	49,362,985	44,388,804

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.12	$0.39	$1.60	$1.96
Discontinued operations	(0.02)	(0.07)	(0.01)	5.15
Total	$0.10	$0.32	$1.59	$7.11
Diluted
Continuing operations	$0.12	$0.38	$1.55	$1.92
Discontinued operations	(0.02)	(0.07)	(0.01)	5.06
Total	$0.10	$0.31	$1.54	$6.98

Dividends declared per share	$0.50	$—	$0.50	$—

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	December 31, 2024	December 31, 2023
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$281,001	$138,387
Equity securities	36,794	—
Other investments	23,623	16,487
Total investments	$341,418	$154,874
Cash and cash equivalents	137,036	138,930
Restricted cash	62,357	18,070
Accrued investment income	2,964	1,767
Property and equipment, net	5,736	3,658
Premiums receivable, net	46,564	45,924
Reinsurance recoverable on paid and unpaid losses	263,419	340,820
Ceded unearned premiums	160,893	155,301
Goodwill	59,476	59,476
Deferred policy acquisition costs	40,282	21,149
Intangible assets, net	5,908	8,548
Other assets	16,816	36,718
Assets held for sale	73,243	77,143
Total Assets	$1,216,112	$1,062,378
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$322,087	$347,738
Unearned premiums	285,354	276,157
Reinsurance payable on premiums	83,130	—
Payments outstanding	699	706
Accounts payable and accrued expenses	86,140	74,783
Operating lease liability	3,323	739
Other liabilities	757	672
Notes payable, net	149,020	148,688
Liabilities held for sale	49,942	44,130
Total Liabilities	$980,452	$893,613
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,417,045 and 46,989,089 issued, respectively; 48,204,962 and 46,777,006 outstanding, respectively	5	5
Additional paid-in capital	436,524	423,717
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(15,666)	(17,137)
Retained earnings (deficit)	(184,772)	(237,389)
Total Stockholders' Equity	$235,660	$168,765
Total Liabilities and Stockholders' Equity	$1,216,112	$1,062,378